Exhibit 99.1

Porch Group Reports First Quarter 2023 Results

$87 Million Revenue, With Growth Of 37% Year-Over-Year.

Adjusted EBITDA In Line With Expectations.

Insurance Carrier Top Decile 2022 Combined Loss Ratio and Growth Performance.

SEATTLE, May 10, 2023 – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today reported first-quarter results for the Company as of March 31, 2023, with total revenue of $87.4 million, which increased 37% compared to $63.6 million in the first quarter of 2022.

CEO Summary

“I am excited by the transformational year before us. Already in 2023 Porch Group has filed an application for a Reciprocal Exchange to move our insurance business forward and raised $333 million with a new convertible note alongside other key operational successes. The Porch team achieved this while producing solid results despite a 26% year-over-year decline in home sales and the hardened reinsurance market. We are executing well and believe we are set up for important milestones ahead including Adjusted EBITDA profitability for the second half of this year.” Matt Ehrlichman, Chief Executive Officer, Chairman and Founder.

First Quarter 2023 Financial Results

●	Total revenue of $87.4 million, an increase of 37% or $23.8 million (first quarter of 2022: $63.6 million).
●	Revenue less cost of revenue of $36.1 million, or 41% of total revenue (first quarter 2022: $38.4 million, 60% of total revenue). As expected, reinsurance markets have hardened, which resulted in a reduction in Revenue less cost of revenue by approximately $15 million in the first quarter of 2023 compared to the same quarter prior year.
●	GAAP net loss of $38.7 million, compared to $9.3 million for the first quarter of 2022, and was similarly impacted by the hardened reinsurance markets.
●	Adjusted EBITDA loss of $21.9 million in-line with Company’s expectations, a decrease from the prior year (first quarter of 2022: loss of $10.4 million) driven by the hardened reinsurance markets in the Insurance Segment and to a lesser extent, the soft housing market impact on the Vertical Software Segment. Excluding the impact from reinsurance market dynamics, Adjusted EBITDA loss would have been approximately $7 million.
●	Insurance gross written premium for the quarter was $115 million with approximately 376 thousand policies.
●	$272 million unrestricted cash plus investments at the end of the first quarter.

First Quarter 2023 Operational Highlights

●	Filed an application with the Texas Department of Insurance to form the Porch Insurance Reciprocal Exchange.
●	Insurance initiatives to facilitate the transition to the proposed Reciprocal Exchange are on track, including moving to 50% reinsurance ceding in January, successful placement of our excess of loss reinsurance in April, and non-renewing 37,000 high risk policies.
●	Successfully launched Porch Warranty product with differentiated protection and services for consumers and across multiple channels.
●	Enhanced our software offerings including a new version of our ISN Report Writer for inspectors, integrations with new partners for mortgage companies, and bundle solutions for title companies.
●	Continued to progress advanced insurance pricing, leverage Porch’s unique property data.
●	Moving services launched ‘Plus’, a fixed-price higher margin premium moving product for consumers.
●	Rolled out Porch’s consumer app to nearly all eligible inspection companies, with the Recall Check Monitoring feature having wide appeal.

The following table presents financial highlights of the Company’s first quarter 2023 results compared to the first quarter 2022 (dollars are in millions):

First Quarter 2023	Insurance	Vertical Software	Corporate	Consolidated
Revenue	$58.7	$28.6	$—	$87.4
Year-over-year growth	101%	(17)%	—%	37%
Revenue less cost revenue(1)	$14.4	$21.7	$—	$36.1
Year-over-year growth	5%	(12)%	—%	(6)%
As % of revenue	24%	76%	—%	41%
GAAP net loss				$(38.7)
Adjusted EBITDA (loss)(2)	$(7.2)	$(0.4)	$(14.3)	$(21.9)
Adjusted EBITDA (loss) margin(3)	(12)%	(1)%	—%	(25)%

First Quarter 2022	Insurance	Vertical Software	Corporate	Consolidated
Revenue	$29.2	$34.4	$—	$63.6
Revenue less cost revenue(1)	$13.7	$24.7	$—	$38.4
As % of revenue	47%	72%	—%	60%
GAAP net loss				$(9.3)
Adjusted EBITDA (loss)(2)	$0.2	$2.9	$(13.5)	$(10.4)
Adjusted EBITDA (loss) margin(3)	1%	8%	—%	(16)%

(1)	See Non-GAAP Financial Measures section for the definition and Revenue less Cost of Revenue table for the reconciliation to the nearest GAAP measure
(2)	See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP operating loss
(3)	Adjusted EBITDA (loss) margin is calculated as Adjusted EBITDA (loss) as a percentage of Revenue

The following tables presents the Company’s key performance indicators:

Key Performance Indicators	Q1 2023	Q1 2022	Change
Gross Written Premium (in millions)	$115.0	$102.5	12%
Premium Retention Rate	107%	101%
Average Companies in Quarter	30,618	25,545	20%
Average Revenue per Account per Month in Quarter	$951	$829	15%
Monetized Services in Quarter	214,097	263,183	(19)%
Average Revenue per Monetized Service in Quarter	$328	$175	87%

Balance Sheet

	March 31, 2023	December 31, 2022	Change
Cash and cash equivalents	$179.4	$215.1	(17)%
Investments	93.1	91.6	2%
Cash, cash equivalents and investments	272.5	306.7	(11)%

The Company ended the first quarter 2023 with unrestricted cash plus investments of $272 million. Of this, the insurance carrier, Homeowners of America (“HOA”), had unrestricted cash of $72 million and investments of $93 million.

As of March 31, 2023, convertible debt on the balance sheet was $425 million. On April 20, 2023, the Company completed a private offering of $333 million aggregate principal amount of 6.75% Senior Secured Convertible Notes due

2028 (the “2028 Notes”). A portion of the net proceeds from the 2028 Notes was used to repurchase $200 million of the 0.75% Convertible Senior Notes due 2026 (“Existing Notes”) and to fund the repayment of a $10 million senior secured term loan of a Porch Group subsidiary, in each case plus accrued and unpaid interest thereon and related fees and expenses. The Company expects to use the remainder of the net proceeds for general corporate purposes.

The 2028 Notes will be convertible into cash, shares of common stock of the Company (“common stock”), or a combination of cash and shares of common stock at Porch’s election at an initial conversion rate of 39.9956 shares of common stock per $1,000 principal amount of the 2028 Notes, which is equivalent to an initial conversion price of approximately $25.00 per share.

Common Stock and Note Repurchases

In the first quarter of 2023, the Company repurchased approximately 1.4 million shares for $3.1 million (including commissions) at an average price of $2.20 per share. Total repurchases under the existing $15 million program are 3.8 million shares for $7.4 million (including commissions).

Ongoing, under the terms of the 2028 Notes, the Company has annual and aggregate caps on the amount that can be spent to repurchase common stock, including repurchase of its Existing Notes.  The Company’s executive officers and directors are not subject to such limitations and may purchase shares of common stock from time to time at their discretion in accordance with the Company’s insider trading policy and federal securities laws.

Full Year 2023 Financial Outlook

Porch Group reiterates its previously provided full year 2023 guidance based on current market conditions and expectations. Porch Group believes it is prudent to provide a range of outcomes given the additional weather exposure particularly in the first half of the year, where higher claims volumes have been seen historically. Should there be catastrophic weather conditions in excess of our historic norms, this would create downside to the lower end of the range. Alternatively, if the Gross Loss Ratio for 2023 is better than our assumption of 62%, or if the housing market declines less than our assumption of 18%, results could be better than this range.

A loss is expected in the first half of 2023 before higher risk policies are non-renewed and before the existing insurance premium per policy increases have taken full effect. Porch Group manages costs carefully and reiterates guidance to expect positive Adjusted EBITDA profitability in the second half of 2023 and beyond.

2023 guidance remains unchanged at:

2023E Guidance
Revenue ~$330M to $350M >20% YoY Assumes strong revenue growth in Insurance and relatively flat YoY growth for Vertical Software
Revenue Less Cost of Revenue ~$170M to $180M
Adj. EBITDA[1] ~$(30)M to $(40)M
2023 Gross Written Premium[2] ~$500M

1 Adjusted EBITDA is a non-GAAP measure.

2 2023 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2023 and is the total premium written across Homeowners of America, Porch Group’s insurance agency, and warranty products for the face value of one year’s premium, before deductions for reinsurance and ceding commissions.

Porch Group is not providing reconciliations of expected Adjusted EBITDA (loss) for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call

Porch Group management will host a conference call today May 10, 2023 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.

All are invited to listen to the event by registering for the webinar here. A replay of the webinar will also be available in the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.

About Porch Group

Porch Group, Inc. (“Porch Group,” “Porch” or the “Company”) the vertical software platform, is a values-driven company whose mission is to simplify the home with insurance at the center. Porch Group provides software and services to approximately 30,600 home services providers including home inspectors, mortgage brokers, title companies, and moving companies. Porch Group simplifies the home closing process and the move, by providing high-value services including homeowners insurance and warranty, and ongoing support with our app which saves consumers time and helps them make better decisions. To achieve this, Porch Group hires and retains great people, invests in the right opportunities, and leverages our unique capabilities such as early and privileged access to homebuyers and deep insights into properties. To learn more about Porch Group, visit porchgroup.com or porch.com.

Investor Relations Contact:

Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements

Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Porch Group’s future financial or operating performance. For example, forward-looking statements include projections of future revenue, revenue less cost of revenue, gross written premium, Adjusted EBITDA (loss), and other metrics, business strategy and plans, and anticipated impacts from pending or completed acquisitions. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” “target,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Porch and its management at the time they are made, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) our expansion plans and opportunities, and managing our growth, to build a consumer brand; (2) the incidence, frequency and severity of weather events, extensive wildfires, and other catastrophe; (3) economic conditions, especially those affecting the housing and financial markets; (4) our expectations regarding our revenue, cost of revenue, operating expenses, and our ability to achieve and maintain future profitability; (5) existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection and taxation, and our interpretation of and compliance with such laws and regulations; (6) our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside our control, along with our reliance on reinsurance to protect us against loss; (7) uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators; (8) our reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and our ability to use such data and information to increase our transaction volume and attract and retain customers; (9) our ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner; (10) changes in capital requirements, and our ability to access capital when needed to provide statutory surplus; (11) the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability and performance; (12) retaining and attracting skilled and experienced employees; (13) costs related to being a public company; and (14) other risks and uncertainties described in the “Risk Factors” section of Porch’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website at www.sec.gov

Nothing in this release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. Porch Group does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

This release includes one or more non-GAAP financial measures, such as Adjusted EBITDA (loss), Adjusted EBITDA (loss) as a percent of revenue, average revenue per monetized service and revenue less cost of revenue.

Porch Group defines Adjusted EBITDA (loss) as net income (loss) adjusted for interest expense, net, income taxes, other expenses, net, depreciation and amortization, impairment loss on intangible assets and goodwill, non-cash long-lived impairment of property, equipment and software, stock-based compensation expense and acquisition-related impacts, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs. Adjusted EBITDA (loss) as a percent of revenue is defined as Adjusted EBITDA (loss) divided by GAAP total revenue. Average revenue per monetized services in quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating average revenue per monetized service in a quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

Porch Group management uses these non-GAAP financial measures as supplemental measures of the Company’s operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs.  Porch Group believes that the use of these non-GAAP financial measures provides investors with useful information to evaluate the Company’s operating and financial performance and trends and in comparing Porch Group’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, Porch Group's definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies.  In addition, the Company may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.

You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in Porch Group’s consolidated financial statements. The Company may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.

You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. The Company is not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP.  The Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of its control.

The following table reconciles Adjusted EBITDA (loss) to operating loss for the periods presented (dollar amounts in thousands):

	Three Months Ended March 31,
	2023	2022
Segment adjusted EBITDA (loss):
Vertical Software	$(396)	$2,884
Insurance	(7,185)	216
Corporate and Other	(14,301)	(13,527)
Total segment adjusted EBITDA (loss)	(21,882)	(10,427)
Reconciling items:
Depreciation and amortization	(6,015)	(6,483)
Non-cash stock-based compensation expense	(6,894)	(5,854)
Acquisition and other transaction costs	(1,112)	(895)
Impairment loss on intangible assets and goodwill	(2,021)	—
Non-cash losses and impairment of property, equipment and software	—	(69)
Revaluation of contingent consideration	154	(3,205)
Investment income and realized gains	(758)	(197)
Non-cash bonus expense	—	(1,526)
Operating loss	$(38,528)	$(28,656)

Excluding the $15 million impact from the hardened reinsurance market, Adjusted EBITDA loss of $21.9 million would have decreased to a loss of approximately $7 million.

The following table presents segment adjusted EBITDA (loss) and consolidated adjusted EBITDA (loss) as a percentage of segment and consolidated revenue for the periods presented:

	Three Months Ended March 31,
	2023	2022
Segment adjusted EBITDA (loss):
Vertical Software	(1.4)%	8.4%
Insurance	(12.2)%	0.7%
Total segment adjusted EBITDA (loss)(1)	(25.0)%	(16.4)%

(1) Total segment adjusted EBITDA (loss) includes Corporate and Other segment adjusted EBITDA (loss).

PORCH GROUP, INC.

Monetized Services Revenue

(all numbers in thousands, unaudited)

	Three Months Ended March 31,
	2023	2022
Monetized services revenue	$70,224	$46,057
Other operating revenue	17,145	17,510
Total revenue	$87,369	$63,567

PORCH GROUP, INC.

Revenue Less Cost of Revenue

(all numbers in thousands, unaudited)

	Three Months Ended March 31, 2023
	Corporate	Insurance	Vertical Software	Consolidated
Revenue	$—	$58,742	$28,627	$87,369
Less: Cost of revenue	—	(44,368)	(6,907)	(51,275)
Revenue less cost of revenue	$—	$14,374	$21,720	$36,094
Revenue less cost of revenue as a percentage of revenue	N/A	24%	76%	41%

Key Performance Measures and Operating Metrics

In the management of these businesses, the Company identifies, measures and evaluates various operating metrics. The key performance measures and operating metrics used in managing the businesses are set forth below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

●	Average Companies in Quarter — Porch provides software and services to home services companies and, through these relationships, gains unique and early access to homebuyers and homeowners, assists homebuyers and homeowners with critical services such as insurance, warranty and moving. The Company’s customers include home services companies, for whom the Company provides software and services and who provide introductions to homebuyers and homeowners and tracks the average number of home services companies from which it generates revenue each quarter in order to measure the ability to attract, retain and grow relationships with home services companies. Porch management defines the average number of companies in a quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of the Company’s home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of the Company.
●	Average Revenue per Account per Month in Quarter - Management views the Company’s ability to increase revenue generated from existing customers as a key component of Porch’s growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue.

The following table summarizes Average Companies in Quarter and Average Revenue per Account per Month in Quarter for each of the quarterly periods indicated:

	2022	2022	2022	2022	2023
	Q1	Q2	Q3	Q4	Q1
Average Companies in Quarter	25,545	28,773	30,951	30,860	30,618
Average Revenue per Account per Month in Quarter	$829	$822	$833	$693	$951

●	Monetized Services in Quarter — Porch connects consumers with home services companies nationwide and offers a full range of products and services where homeowners can, among other things: (i) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (ii) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (iii) discover and install home automation and security systems; (iv) compare Internet and television options for their new home; (v) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (vi) compare bids from home improvement professionals who can complete bigger jobs. The Company tracks the number of monetized services performed through its platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and the Company’s ability to deliver high-revenue services within those groups. Monetized Services in Quarter is defined as the total number of unique services from which the Company generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.

●	Average Revenue per Monetized Service in Quarter - Management believes that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of Porch’s growth strategy. Average Revenue per Monetized Services in Quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

The following table summarizes Monetized Services in Quarter and Average Revenue per Monetized Service in Quarter for each of the quarterly periods indicated:

	2022	2022	2022	2022	2023
	Q1	Q2	Q3	Q4	Q1
Monetized Services in Quarter	263,183	333,596	318,452	212,992	214,097
Average Revenue per Monetized Service in Quarter	$175	$158	$185	$219	$328

PORCH GROUP, INC.

Unaudited Condensed Consolidated Balance Sheets

(all numbers in thousands, except share amounts)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$179,357	$215,060
Accounts receivable, net	23,600	26,438
Short-term investments	34,441	36,523
Reinsurance balance due	292,775	299,060
Prepaid expenses and other current assets	30,834	20,009
Restricted cash	14,796	13,545
Total current assets	575,803	610,635
Property, equipment, and software, net	13,727	12,240
Operating lease right-of-use assets	4,151	4,201
Goodwill	247,118	244,697
Long-term investments	58,678	55,118
Intangible assets, net	101,753	108,255
Long-term insurance commissions receivable	13,140	12,265
Other assets	2,346	1,646
Total assets	$1,016,716	$1,049,057

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,200	$6,268
Accrued expenses and other current liabilities	38,856	39,742
Deferred revenue	246,502	270,690
Refundable customer deposits	20,984	20,142
Current debt	10,392	16,455
Losses and loss adjustment expense reserves	115,527	100,632
Other insurance liabilities, current	78,422	61,710
Total current liabilities	516,883	515,639
Long-term debt	425,383	425,310
Operating lease liabilities, non-current	2,585	2,536
Earnout liability, at fair value	44	44
Private warrant liability, at fair value	362	707
Other liabilities (includes $24,198 and $24,546 at fair value, respectively)	26,183	25,468
Total liabilities	971,440	969,704
Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, $0.0001 par value:	10	10
Authorized shares – 400,000,000 and 400,000,000, respectively
Issued and outstanding shares – 97,018,032 and 98,455,838, respectively
Additional paid-in capital	677,426	670,537
Accumulated other comprehensive loss	(5,296)	(6,171)
Accumulated deficit	(626,864)	(585,023)
Total stockholders’ equity	45,276	79,353
Total liabilities and stockholders’ equity	$1,016,716	$1,049,057

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Operations

(all numbers in thousands, except share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$87,369	$63,567
Operating expenses(1):
Cost of revenue	51,275	25,216
Selling and marketing	32,585	26,077
Product and technology	13,950	14,231
General and administrative	26,066	26,699
Impairment loss on intangible assets and goodwill	2,021	—
Total operating expenses	125,897	92,223
Operating loss	(38,528)	(28,656)
Other income (expense):
Interest expense	(2,188)	(2,427)
Change in fair value of earnout liability	—	11,179
Change in fair value of private warrant liability	345	10,189
Investment income and realized gains, net of investment expenses	758	197
Other income, net	762	56
Total other income (expense)	(323)	19,194
Loss before income taxes	(38,851)	(9,462)
Income tax benefit	111	177
Net loss	$(38,740)	$(9,285)

Loss per share - basic and diluted (Note 15)	$(0.41)	$(0.10)

Shares used in computing basic and diluted loss per share	95,209,819	96,074,527

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended March 31,
	2023	2022
Cost of revenue	$—	$—
Selling and marketing	1,045	632
Product and technology	1,449	1,137
General and administrative	4,400	4,085
	$6,894	$5,854

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(all numbers in thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(38,740)	$(9,285)
Other comprehensive income (loss):
Current period change in net unrealized loss, net of tax	875	(2,515)
Comprehensive loss	$(37,865)	$(11,800)

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(all numbers in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2022	98,206,323	$10	$670,537	$(585,023)	$(6,171)	$79,353
Net loss	—	—	—	(38,740)	—	(38,740)
Other comprehensive income, net of tax	—	—	—	—	875	875
Stock-based compensation	—	—	6,894	—	—	6,894
Contingent consideration for acquisitions	—	—	—	—	—	—
Vesting of restricted stock awards	295,414	—	—	—	—	—
Exercise of stock options	4,519	—	8	—	—	8
Income tax withholdings	(92,066)	—	(204)	—	—	(204)
Repurchases of common stock	(1,396,158)	—	—	(3,101)	—	(3,101)
Proceeds from sale of common stock	—	—	191	—	—	191
Balances as of March 31, 2023	97,018,032	$10	$677,426	$(626,864)	$(5,296)	$45,276

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(all numbers in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(38,740)	$(9,285)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6,015	6,483
Amortization of operating lease right-of-use assets	475	582
Impairment loss on intangible assets and goodwill	2,021	—
Loss on sale and impairment of property, equipment, and software	4	70
Gain on remeasurement of private warrant liability	(345)	(10,189)
Loss (gain) on remeasurement of contingent consideration	(154)	3,205
Gain on remeasurement of earnout liability	—	(11,179)
Stock-based compensation	6,894	5,854
Amortization of investment premium/accretion of discount, net	(280)	566
Net realized losses on investments	67	68
Interest expense (non-cash)	1,534	1,046
Other	242	64
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	2,619	1,312
Reinsurance balance due	6,286	(7,920)
Prepaid expenses and other current assets	(10,826)	(6,415)
Accounts payable	(69)	1,051
Accrued expenses and other current liabilities	1,390	(4,033)
Losses and loss adjustment expense reserves	14,895	17,659
Other insurance liabilities, current	16,712	3,025
Deferred revenue	(24,100)	(1,945)
Refundable customer deposits	(4,607)	(2,949)
Long-term insurance commissions receivable	(875)	(1,540)
Operating lease liabilities, non-current	(489)	(235)
Other	(700)	(696)
Net cash used in operating activities	(22,031)	(15,401)
Cash flows from investing activities:
Purchases of property and equipment	(356)	(1,167)
Capitalized internal use software development costs	(2,427)	(1,574)
Purchases of short-term and long-term investments	(5,410)	(8,835)
Maturities, sales of short-term and long-term investments	5,020	8,449
Acquisitions, net of cash acquired	(1,974)	(4,950)
Net cash used in investing activities	(5,147)	(8,077)
Cash flows from financing activities:
Proceeds from advance funding	313	5,143
Repayments of advance funding	(1,281)	(3,033)
Repayments of principal and related fees	(499)	(150)
Proceeds from exercises of stock options	8	473
Income tax withholdings paid upon vesting of restricted stock units	(204)	(712)
Payments of acquisition-related contingent consideration	(194)	—
Repurchase of stock	(5,608)	—
Proceeds from sale of common stock	191	—
Net cash provided by financing activities	(7,274)	1,721
Net change in cash, cash equivalents, and restricted cash	$(34,452)	$(21,757)
Cash, cash equivalents, and restricted cash, beginning of period	$228,605	$324,792
Cash, cash equivalents, and restricted cash end of period	$194,153	$303,035

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Cash Flows (Continued)

(all numbers in thousands)

	Three Months Ended March 31,
	2023	2022
Supplemental disclosures
Cash paid for interest	$1,796	$1,587
Income tax refunds received	$2,380	$—